Exhibit 99.1

      Emclaire Financial Corp. Announces First Quarter 2003 Earnings

    EMLENTON, Pa.--(BUSINESS WIRE)--April 17, 2003--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $540,000 or $0.41 per share for the three months ended March 31, 2003. Net income for the quarterly period increased $57,000 or 11.8%, as compared to net income of $483,000 or $0.36 per share for the quarter ended March 31, 2002.
    During the first three months of 2003, total assets increased $7.4 million or 3.1% to $246.0 million from $238.6 million. Loans receivable and investment securities remained steady between year-end 2002 and March 31, 2003, while customer deposits increased $6.8 million or 3.3% during the period to $211.3 million at quarter end. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at March 31, 2003 of $23.0 million or 9.4% of total assets.
    The Corporation's improved operating results for the quarterly period can primarily be attributed to increased noninterest income and a reduction in the provision for loan losses along with the containment of noninterest expenses as balance sheet growth has continued.
    As market interest rates have declined and remained historically low, the Corporation has maintained an interest rate spread in excess of 3.80% on a taxable equivalent basis. Net interest income decreased slightly between the two quarterly periods as a result of the collection of $93,000 of interest in the first quarter of 2002 due to the payoff of a previously non-performing commercial real estate loan. Excluding consideration of this payment, net interest income would have increased $48,000 or 2.0% on a taxable equivalent basis. In addition, in September 2002 the Corporation deployed funds totaling $4.0 million in bank-owned life insurance where resulting earnings are classified as noninterest income attributing to the aforementioned increase in noninterest income.
    David L. Cox, Chairman of the Board, President and Chief Executive Officer, noted that the slight compression in the Corporation's interest rate spread experienced between the first quarter of 2003 and 2002 has been effectively offset by expansion of the balance sheet as the volume of earning assets, fueled by continued deposit growth, has served to stabilize and improve net interest income.
    Average interest earning assets increased $16.7 million or 8.0% to $224.7 million for the three months ended March 31, 2003, compared to $208.1 million for the same period in the prior year. Average loans increased $7.1 million or 4.3% to $171.1 million for the first three months of 2003 versus $163.9 million for the same period in 2002. In addition, average securities increased $7.5 million or 19.1% to $47.1 million for the first three months of the current year versus $39.6 million in the prior year. The increase in average interest-earning assets can be attributed to continued loan growth as a result of steady market demand, particularly with commercial loan products. Security portfolio growth has been experienced as management seeks to deploy funds, generated by deposit growth that outpaces loan demand, into safe, sound marketable securities where optimal yields can be realized in the current interest rate environment. The yield on interest earning assets decreased 76 basis points to 6.57% for the first quarter of 2003 versus 7.33% for the same quarter in 2002.
    Increased customer deposits funded loan and security portfolio growth as average deposits increased $16.1 million or 8.5% to $205.6 million for the three months ended March 31, 2003 versus $189.4 million for the same period in the prior year. The Corporation's cost of funds decreased 39 basis points to 2.29% for the first quarter of 2003 versus 2.68% for the same quarter in 2002.
    The Corporation's asset quality remained strong as nonperforming loans were $1.3 million or 0.76% of total loans, at March 31, 2003, compared to $1.2 million, or 0.68% of total loans, at December 31, 2002.
    Mr. Cox stated, "The Board of Directors, Senior Management and I are pleased with the continued positive trend in the Corporation's earnings. Recent earnings growth has been a direct reflection of efforts by management and the staff to grow the Bank while offering superior customer service, monitoring costs, ensuring sound asset quality and managing the Corporation's asset/liability mix. We remain committed to providing a sound return to our shareholders through continued prudent community banking."
    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". Visit the Bank's website at www.farmersnb.com.
    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                                         Three month
                                                            period
                                                       ended March 31,
                                                          2003   2002
                                                        --------------

Interest income                                         $3,544 $3,681
Interest expense                                         1,217  1,288
                                                        --------------
  Net interest income                                    2,327  2,393
Provision for loan losses                                   75    111
Noninterest income                                         383    297
Noninterest expense                                      1,920  1,915
                                                        --------------
  Net income before provision
   for income taxes                                        715    664
Provision for income taxes                                 175    181
                                                        --------------
Net income                                                $540   $483
                                                        ==============

Net income per share                                     $0.41  $0.36
Dividends per share                                      $0.21  $0.19

Return on annualized average assets                       0.91%  0.90%
Return on annualized average equity                       9.55%  9.15%
Yield on average interest-earning assets                  6.57%  7.33%
Cost of average interest-bearing liabilities              2.70%  3.16%
Net interest margin                                       4.38%  4.82%



CONSOLIDATED FINANCIAL CONDITION DATA:

                                                   As of      As of
                                                 3/31/2003 12/31/2002
                                                 ---------------------

Total assets                                      $246,012   $238,577
Cash and equivalents                                15,022      7,716
Securities                                          47,973     48,748
Loans                                              169,631    169,557
Deposits                                           211,250    204,425
Borrowed funds                                      10,000     10,000
Stockholders' equity                                23,024     22,680

Book value per share                                $17.27     $17.02

Net loans to deposits                                80.30%     82.94%
Allowance for loan losses to total loans              0.95%      0.93%
Earning assets to total assets                       93.56%     94.68%
Stockholders' equity to total assets                  9.36%      9.51%
Shares common stock outstanding                  1,332,835  1,332,835

    CONTACT: Emclaire Financial Corp.
             David L. Cox or William C. Marsh, 724/867-2311